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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported): January 3, 2002

                                 INPRIMIS, INC.

               (Exact Name of Registrant as Specified in Charter)

           Florida                 0-21138             59-2479377

   (State or Other Jurisdiction   (Commission        (IRS Employer
    of Incorporation)             File Number)      Identification No.


                  1601 Clint Moore Road, Boca Raton, FL     33487
               (Address of Principal Executive Offices)   (Zip Code)


        Registrant's telephone number, including area code(561) 997-6227

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Item 1. Changes in Control of Registrant.

      (a) On January 3, 2002, Ener1 Holdings, Inc., a Florida corporation ("Ener1"), in a privately negotiated transaction, purchased 12,500,001 shares (the "Initial Shares") of common stock, par value $0.01 of Inprimis, Inc., a Florida corporation ("Registrant") at a per share price of $0.0254634. Ener1 paid the aggregate consideration of $318,292.52 for the Initial Shares out of its working capital. A total of $71,829.33 of the aggregate consideration for the Initial Shares was delivered into escrow pursuant to the terms of the Securities Purchase Agreement (defined below) and the Escrow Agreement (defined below). Subsequent to the issuance of the Initial Shares, Jonathan New and Boris Zingarevich, each an executive officer of Ener1, acquired 3,000 and 200,000 shares, respectively, of Registrant's common stock. Including the subsequent acquisitions, Ener1 currently owns, directly or indirectly, approximately 52% of the voting securities of Registrant.

      The Initial Shares were purchased pursuant to the terms of a Securities Purchase Agreement between Ener1 and Registrant (the "Securities Purchase Agreement") providing for the purchase by Ener1 of up to 47,126,416 shares of common stock of Registrant (including the Initial Shares, shares issuable upon conversion of the Subordinated Convertible Promissory Note (as defined below) and shares issuable pursuant to the Escrow Agreement). Attached hereto as
Exhibit 2 is a copy of the Securities Purchase Agreement.

      Under the Securities Purchase Agreement, Registrant agreed to expand the Board of Directors from four to seven members, and to use its best efforts to cause designees of Ener1 to constitute a majority of the Board. At the next meeting of the shareholders of Registrant for the purpose of electing members of Registrant's Board of Directors, Ener1 agreed to vote its shares of common stock of Registrant in favor of Eduard Will, Bernard Carballo and Karl Gruns to serve on the Board for a period of one year.

      Also on January 3, 2002, pursuant to the terms of the Securities Purchase Agreement, Registrant delivered to Ener1 a Subordinated Convertible Promissory Note in principal amount of $481,706.27 convertible into up to 18,917,597 shares of common stock of Registrant (the "Subordinated Convertible Promissory Note"). Ener1 paid aggregate consideration of $481,706.27 for the Subordinated Convertible Promissory Note out of its working capital. A total of $48,170.67 of the aggregate consideration for the Subordinated Convertible Promissory Note was delivered into escrow pursuant to the terms of the Securities Purchase Agreement and the Escrow Agreement. Attached hereto as Exhibit 10.1 is a copy of the Subordinated Convertible Promissory Note.

      Pursuant to the terms of an Escrow Agreement by and among Registrant, Ener1 and Akerman, Senterfitt & Eidson, P.A. as escrow agent (the "Escrow Agreement"), Ener1 deposited into escrow $520,000. Of the $520,000, $120,000 represents the holdback of part of the purchase price in respect of the Subordinated Convertible Promissory Note and shares issued at closing. The remaining $400,000 placed in escrow is in consideration for 15,708,821 shares of common stock of Registrant to be issued to Ener1 upon the approval of Registrant's stockholders of sufficient additional authorized common stock (but in no event later than July 2002). Such $400,000 portion of the escrow funds will be reduced, up to a maximum reduction of $200,000, to the extent stockholder equity of Inprimis as of December 31, 2001 (determined irrespective of certain non-cash charges) is less than $700,000. Ener1's working capital was the source of the $400,000 delivered into escrow. Attached hereto as Exhibit 10.2 is a copy of the Escrow Agreement.

      (b) Other than the matters described in paragraph (a) above, Registrant is not aware of any arrangements the operation of which may at a subsequent date result in a change of control of the

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Registrant.

      Registrant and Ener1 issued a joint press release on January 4, 2002 announcing the transaction. Attached hereto as Exhibit 99 is a copy of the joint press release.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

      (c) Exhibits.

            2. Securities Purchase Agreement by and between Inprimis, Inc. and Ener1 Holdings, Inc.

            10.1 Subordinated Convertible Promissory Note made by Inprimis, Inc. in favor of Ener1 Holdings, Inc.

            10.2 Escrow Agreement by and among Inprimis, Inc., Ener1 Holdings, Inc. and Akerman, Senterfitt & Eidson, P.A. as escrow agent.

            99. Press release issued January 4, 2002 announcing the transactions contemplated by the Securities Purchase Agreement and related agreements.


                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               INPRIMIS, INC.


Date: January 18, 2002         By /s/ R. Michael Brewer
                               R. Michael Brewer
                               Senior Vice President and
                               Chief Financial Officer